Exhibit 10.2

Establishment/Operation Business of the Specified Integrated Resort in Yumeshima Area of Osaka

Core Shareholders, etc. Support Letter

March 29, 2024

Borrower:	Osaka IR KK

Core Shareholders, etc.:	ORIX Corporation
MGM Resorts Japan LLC
MGM Resorts International

Senior Loan Lenders:	Financial institutions listed in Section 1 of Exhibit 1

VAT Loan Lenders:	Financial institutions listed in Section 2 of Exhibit 1

Revolving Loan Lenders:	Financial institutions listed in Section 3 of Exhibit 1

Facility Agent:	MUFG Bank, Ltd.

Security Agent:	Sumitomo Mitsui Banking Corporation

Exhibit 1    List of Loan-Related Parties

Core Shareholders, etc. Support Letter

This Core Shareholders, etc. Support Letter (this “Letter”) is entered into as of March 29, 2024 and made by and between the financial institutions listed in Section 1 of Exhibit 1 as Senior Loan Lenders (collectively, the “Senior Loan Lenders,” and each individually, a “Senior Loan Lender”), the financial institutions listed in Section 2 of Exhibit 1 as VAT Loan Lenders (collectively, the “VAT Loan Lenders,” and each individually, a “VAT Loan Lender”), the financial institutions listed in Section 3 of Exhibit 1 as Revolving Loan Lenders (collectively, the “Revolving Loan Lenders,” and each individually, a “Revolving Loan Lender;” and the Senior Loan Lenders, the VAT Loan Lenders and the Revolving Loan Lenders are referred to as, collectively, the “Lenders,” and each individually, a “Lender”), MUFG Bank, Ltd. as Facility Agent (the “Facility Agent”) and Sumitomo Mitsui Banking Corporation as Security Agent (the “Security Agent”), ORIX Corporation, MGM Resorts Japan LLC and MGM Resorts International (collectively, the “Core Shareholders, etc.,” and each individually, a “Core Shareholder, etc.” and ORIX Corporation and MGM Resorts International are referred to as, collectively, the “Completion Guarantors,” and each individually a “Completion Guarantor” and ORIX Corporation and MGM Resorts Japan LLC are referred to as, collectively, the “Core Shareholders,” and each individually a “Core Shareholder”), and Osaka IR KK (the “Borrower”). It is acknowledged and agreed as follows:

Article 1    Definitions, etc.
1.    The following terms used in this Letter shall have the meanings defined below. Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement (defined below) unless the context otherwise requires. In addition, the Core Shareholders, etc. hereby confirm that the Core Shareholders, etc. have received a copy of the Credit Agreement from the Borrower and understand the content thereof.
(1)    “Fixed Senior Receivables” (確定上位債権(kakutei zyōi saiken)) has the meaning set forth in Article 5, Paragraph 1, Item (1), (i).
(2)    “Share Pledge Agreement” (株式質権設定契約(kabusiki sitiken settei keiyaku)) means, as set forth in Section 7 of Exhibit 11 to the Credit Agreement, the Share (Revolving) Pledge Agreement for the Establishment/Operation Business of the Specified Integrated Resort in Yumeshima Area of Osaka under which the shares of the Borrower held by the Shareholders will be provided as collateral.
(3)    “Completion Guarantee Ratio” (完工保証割合(kankō hosyō wariai)) means the ratio of the number of voting rights each Completion Guarantor holds, directly or indirectly, in the Borrower to the total number of voting rights of common shares issued by the Borrower to all Completion Guarantors.

(4)    “Construction Related Costs” (建設関連費用(kensetu kanren hiyō)) means (a) any contract amount and other costs or expenditures payable by the Borrower (limited to those which become due on or prior to the Project Completion Date) under the Construction Contracts and the Construction, etc. Design Service Agreements (for the purposes of this definition, “Design Service Agreements” means, collectively or individually, the Construction Implementation Design Service Agreements listed as the Project Documents as set forth in Items 16 through 19 of Exhibit 12 of the Credit Agreement); (b) any rent and other costs or expenditures payable by the Borrower under the Fixed-term Land Lease Agreement for Business Purpose; (c) any insurance premiums and other costs or expenditures payable by the Borrower under the Insurance Agreements; (d) any service fees and other costs or expenditures payable by the Borrower to any advisors or consultants appointed for the Project (including, but not limited to, the Tax & Accounting Memorandum Provider, the Technical Consultant, the Demand Forecast Consultant and the Insurance Consultant); (e) any and all costs incurred for the design, development, construction, exterior work and opening of the IR Facilities (including mobilization fees and personnel expenses); and (f) any and all other costs or expenditures required for the Borrower to accomplish the full completion of the IR Facilities and the Full Opening of the IR Facilities, in each case which are incurred on or before the Project Completion Date. In each case, any costs or expenditures subject to a dispute over the appropriate completion of the corresponding work as of the Project Completion Date shall not be included in the Construction Related Costs until and unless the amount and scope of such costs or expenditures are determined, and only to the extent determined to be borne by the Borrower, such costs or expenditures shall be included in the Construction Related Costs regardless of when they are due and payable. For the avoidance of doubt, expenses other than those listed above are not included in the scope of the Construction Related Costs and the payment obligations under the Finance-Relevant Documents to be borne by the Borrower against the Loan-Related Parties are excluded from the Construction Related Costs.
(5)    “Senior Receivables” (上位債権(zyōi saiken)) means, collectively or individually, any and all present and future receivables held or to be held by the Loan-Related Parties against the Borrower under the Finance-Relevant Documents (if refinancing is provided by the Loan-Related Parties as a result of refinancing activity as set forth in Article 11.1, Item (23) of the Credit Agreement, including such receivables after the refinancing).
(6)    “Senior Obligations” (上位債務(zyōi saimu)) means, collectively or individually, the obligations of the Borrower that correspond to the Senior Receivables.
(7)    “Subject Receivables” (対象債権(taisyō saiken)) means, collectively or individually, any and all present and future receivables held or to be held by the Core Shareholders, etc. against the Borrower (i) under the Subordinated Loan Agreement, and (ii) based on the rights for personal interests (jieki-ken) and rights for common interests (kyoeki-ken) related to the shares of the Borrower held by them (for the avoidance of doubt, including the right to demand dividends of profits in respect of the shares of the Borrower, but not including the right to be acquired regardless of the rights for personal interests or rights for common interests related to the shares of the Borrower, such as service fee receivables for the services provided by a Core Shareholder, etc. to the Borrower).
(8)    “Core Shareholders, etc. Adverse Effect” (中核株主等悪影響(tyūkaku kabunusi tō akueikyō)) means any non-minor adverse effect on any Core Shareholder, etc.’s ability to perform its obligations under the Core Shareholders, etc.-Relevant Documents.
(9)    “Core Shareholders, etc. Material Adverse Effect” (中核株主等重大悪影響(tyūkaku kabunusi tō zyūdai akueikyō)) means any material adverse effect on any Core Shareholder, etc.’s ability to perform its obligations under the Core Shareholders, etc.-Relevant Documents.
(10)    “Notice, etc.” (通知等(tūti tō)) has the meaning set forth in Article 10, Paragraph 1.
(11)    “Credit Agreement” (本貸付契約(hon kasituke keiyaku)) means the Credit Agreement for the Establishment/Operation Business of the Specified Integrated Resort in Yumeshima Area of Osaka dated March 29, 2024, entered into by and among the Borrower, the Loan-Related Parties, and MUFG Bank, Ltd. and Sumitomo Mitsui Banking Corporation as Arrangers.
2.    In this Letter, the following rules of construction shall apply, unless the context otherwise requires:
(1)    Laws, etc. Any references to Laws, etc. shall be references to the then current Laws, etc., including any amendments or modifications made thereto from time to time. Any references to article numbers of Laws, etc. shall be references to the article numbers of Laws, etc. in effect as of the date of execution hereof, and in the case where any amendment or modification is made thereto, shall be replaced with the corresponding article numbers after such amendment or modification if it is evident in light of the purpose of such amendment or modification.
(2)    Agreements. Any references to any of the Finance-Relevant Documents, the Project Documents or any other agreements shall be references to the then current version thereof, including any modifications, supplements, additions or amendments (including any change or addition of parties) made thereto from time to time.
(3)    Articles, paragraphs, etc. Any references to articles, paragraphs or exhibits shall be references to articles, paragraphs or exhibits of this Letter. Any references to this Letter shall include any exhibits.

(4)    Headings. Headings of articles and paragraphs are included in this Letter for convenience of reference only and shall not affect the construction of this Letter.
3.    Except as otherwise provided in this Letter, the rights and obligations of the Core Shareholders, etc. and the Borrower under this Letter shall be respectively separate and independent rights and obligations, and shall not be joint and several obligations against each other, and none of the Core Shareholders, etc. nor the Borrower shall be liable for the obligations of, or exercise of rights by, any other Core Shareholders, etc. or the Borrower, unless there is any reason attributable to it.
4.    Any references in this Letter to the Core Shareholders, etc., the Borrower, the Lenders, the Facility Agent and the Security Agent or other private individuals or entities shall include their respective successors and the transferees of the rights, obligations and status under this Letter related thereto pursuant to the provisions of this Letter.

Article 2    Representations and Warranties of Core Shareholders, etc.
Each Core Shareholder, etc. represents and warrants to the Loan-Related Parties that each of the matters set forth below is true and correct for such Core Shareholder, etc. as of the date of the execution of this Letter, each date of the submission by the Borrower of Drawdown Requests to the Facility Agent and each Drawdown Date (if there is any time explicitly indicated below, at the time so indicated); provided, however, that with respect to the matters related to the Core Shareholders, etc. collectively, it shall be sufficient for each Core Shareholder, etc. to represent and warrant to the extent that such representations and warranties pertain to such Core Shareholder, etc. alone:
(1)    Incorporation and existence. The Core Shareholders, etc. are corporations duly incorporated and validly existing under their jurisdiction of incorporation.
(2)    Powers and authority. The Core Shareholders, etc. have the requisite power and authority for the execution and performance of the Core Shareholders, etc.-Relevant Documents.
(3)    Internal procedures. The Core Shareholders, etc. have duly completed all procedures necessary for the execution and performance of the Core Shareholders, etc.-Relevant Documents (limited to those required to be executed at or prior to the time as of which the representations and warranties are made) under the Laws, etc. and the Articles of Incorporation and other internal rules of the Core Shareholders, etc.
(4)    Authorization. Any person who signs or affixes his/her name and seal to the Core Shareholders, etc.-Relevant Documents (limited to those required to be executed at or prior to the time as of which the representations and warranties are made; hereinafter the same shall apply in this Item) on behalf of the Core Shareholders, etc. is fully authorized to sign or affix his/her name and seal to such Core Shareholders, etc.-Relevant Documents representing or on behalf of the Core Shareholders, etc. pursuant to any procedures required under the Laws, etc. and other internal rules of the Core Shareholders, etc.

(5)    Legality. The execution and performance of the Core Shareholders, etc.-Relevant Documents by the Core Shareholders, etc. do not result in (i) any violation or breach of the Laws, etc. which bind the Core Shareholders, etc. or their assets except that the internal procedures set forth in Item (3) are required to be separately performed, (ii) any violation or breach of the Articles of Incorporation or other internal rules of the Core Shareholders, etc. except that the internal procedures set forth in Item (3) are required to be separately performed, (iii) any violation or breach of any contract to which the Core Shareholders, etc. are parties or any contract with a third party which binds the Core Shareholders, etc. or their assets, and (iv) creating, or incurring an obligation to create, any mortgage, pledge, lien or other encumbrance on any assets or businesses of the Core Shareholders, etc., except for those contemplated or permitted under the Finance Relevant Documents or security interests that become effective by operation of the Laws, etc., except such as would not cause a Core Shareholders, etc. Material Adverse Effect.
(6)    The Core Shareholders, etc.-Relevant Documents.
(i)    The Core Shareholders, etc.-Relevant Documents (limited to those required to be executed on or prior to the time as of which the representations and warranties are made; hereinafter the same shall apply in this Item) have been lawfully executed and constitute legal, valid and binding obligations of the Core Shareholders, etc., enforceable in accordance with their respective terms subject to limitations under bankruptcy, insolvency or other applicable Laws, etc. affecting the rights of creditors generally.
(ii)    Except to the extent where the Loan-Related Parties have provided the prior written approval (the Loan-Related Parties shall not unreasonably refuse, withhold, or delay such approval) and except to the extent contemplated or permitted under the Core Shareholders, etc.-Relevant Documents, the Core Shareholders, etc.-Relevant Documents have not been amended or terminated.
(iii)    Except as contemplated or permitted under the Core Shareholders, etc.-Relevant Documents and security interests that become effective by operation of the Laws, etc., the Core Shareholders, etc. have not assigned all or part of the rights, obligations or position under the Core Shareholders, etc.-Relevant Documents and have not executed an assignment reservation contract or an assignment contract with a condition precedent related thereto.
(7)    Composition of the Borrower’s Shareholders.
(i)    As of the execution date of this Letter, the direct voting ratios of the Core Shareholders, etc. and the Completion Guarantee Ratio of the Completion Guarantors are as follows.

Core Shareholder, etc.	Voting Ratio	Completion Guarantee Ratio
ORIX	50.0%	50.0%
MGM Japan	50.0%	-
MGMRI	-	50.0%
(ii)    The Core Shareholders are the lawful owners of the shares of the Borrower held directly by themselves, and all payments for such shares have been completed.
(iii)    The shares of the Borrower held directly by the Core Shareholders have not been assigned to a third party, a security interest has not been created thereover, such shares have not been leased to a third party, or such shares have not otherwise been disposed of, except by foreclosure of the Security Interests and exercise of a security interest which takes effect by operation of the Laws, etc. and as permitted or contemplated under the Finance-Relevant Documents.
(8)    Antisocial Forces. Neither the Core Shareholders, etc. nor their respective officers fall under the definition of Antisocial Forces, have entered into any transaction with the Antisocial Forces, nor have they engaged in any Antisocial Activities. In addition, the Core Shareholders, etc. and their respective officers have established and maintained a framework reasonably deemed sufficient to maintain such condition and to ensure suitability.
(9)    No Dissolution or Petition for Bankruptcy, etc.
(i)    The Core Shareholders, etc. have not commenced any internal proceedings, and no resolution has been adopted on the decision on such internal proceedings, nor has any legal proceeding relating thereto been commenced for the purpose of dissolution, liquidation, management or corporate reorganization (including similar actions based on the governing law of the place of incorporation) of the Core Shareholders, etc. or for the purpose of the appointment of administrators, asset administrators, trustees or other similar persons for the Core Shareholders, etc. or all or any material part of their assets or incomes.
(ii)    The Core Shareholders, etc. have not suspended payment of, and is not incapable of paying, its debts and, to the best knowledge of the Core Shareholders, etc., there is no specific and credible threat of such situation arising from the execution and performance of the Core Shareholders, etc.-Relevant Documents (limited to those required to be executed at or prior to the time as of which the representations and warranties are made).
(iii)    With respect to the Core Shareholders, etc., no petition or application for commencement of proceedings for the Bankruptcy, etc. has been filed and, to the best knowledge of the Core Shareholders, etc., there are no circumstances that constitute grounds for commencement of such proceedings; provided, however, that this shall not apply where the Loan-Related Parties reasonably acknowledge that it is an abusive petition or application.

(10)    Permits, etc. All of the Permits, etc. (limited to those required to be obtained or performed at or prior to the time as of which the representations and warranties are made) to be obtained or implemented by the Core Shareholders, etc. that are necessary for the Core Shareholders, etc. to execute and perform the Core Shareholders, etc.-Relevant Documents (limited to those required to be executed at or prior to the time as of which the representations and warranties are made) have been legally obtained or performed and maintained in full force and effect, except such as would not cause a Core Shareholders, etc. Material Adverse Effect.
(11)    Creation and priority, etc. of the Security Interests. Subject to limitations under bankruptcy, insolvency or other applicable Laws, etc. affecting the rights of creditors generally, the Security Interests (limited to those Security Interests (i) which are created under the Security Documents required to be executed on or prior to the time as of which the representations and warranties are made, and (ii) for which the Core Shareholders, etc. are the security providers of the Security Interests) have been created, are lawful and valid and are enforceable in accordance with the terms and conditions of the respective Security Documents, and such Security Interests (limited to those required to ensure the Perfection, etc. on or prior to the time as of which the representations and warranties are made) have been perfected in accordance with the relevant Security Documents and at the priority specified by such Security Documents; provided, however, that the foregoing shall not apply to cases where the creation or Perfection, etc. of the Security Interests is withheld under the relevant Security Documents. For the avoidance of doubt, even if the Perfection, etc. fails to be ensured in taking the procedures set forth in the relevant Security Documents, if such procedures have been taken in accordance with such Security Documents (including the case where, although it is provided that a third party’s approval shall be obtained for the Perfection, etc., it was not possible to obtain such approval from such third party), such failure will not constitute a violation of this Item.
(12)    No lawsuit, etc. To the knowledge of the Core Shareholders, etc., no lawsuit, conciliation, arbitration, preservation procedure, compulsory execution proceeding, or similar judicial or administrative proceeding or other dispute against the Core Shareholder, etc., which would cause the Core Shareholders, etc. Material Adverse Effect, exists, and there is no specific and credible threat of such lawsuit, conciliation, arbitration, preservation procedure, compulsory execution proceeding, or similar judicial or administrative proceeding or other dispute being caused, except for those approved in writing by the Loan-Related Parties in advance (the Loan-Related Parties shall not unreasonably refuse, withhold, or delay such approval).

(13)    No breach of representations and warranties under the Core Shareholders, etc.-Relevant Documents. The representations and warranties made by the Core Shareholders, etc. under the Core Shareholders, etc.-Relevant Documents (limited to those required to be executed at or prior to the time as of which the representations and warranties are made) (including the representations and warranties made by the Core Shareholders, etc. as the Project-Related Parties) are true and correct in any material respect at the relevant time so made.
(14)    No breach of obligations, etc. under Core Shareholders, etc.-Relevant Documents. There exists no default (including a breach of covenants and other obligations) with respect to the Core Shareholders, etc. under the Core Shareholders, etc.-Relevant Documents (limited to those required to be executed at or prior to the time as of which the representations and warranties are made) that is reasonably expected to cause a Core Shareholders, etc. Material Adverse Effect.
(15)    Compliance with Laws, etc. To the best knowledge of the Core Shareholders, etc., there exists no violation by the Core Shareholders, etc. of the Laws, etc. applicable in connection with the performance of the Core Shareholders, etc.-Relevant Documents (limited to those required to be executed at or prior to the time as of which the representations and warranties are made), except (i) where such corrective action as is reasonably satisfactory to the Loan-Related Parties is taken or is reasonably expected to be taken, (ii) where the Loan-Related Parties otherwise reasonably approve, and (iii) such as would not cause a Core Shareholders, etc. Material Adverse Effect.
(16)    Financial Statements, etc.
(i)    To the best knowledge of the Completion Guarantors, the Financial Statements prepared by the Completion Guarantors have been lawfully prepared in accordance with the Laws, etc. and the accounting principles generally accepted in the applicable jurisdiction, and the statements therein are true and accurate and, furthermore, there are no off-the-book liabilities not stated in the Financial Statements which shall be stated in accordance with applicable Laws, etc. and the accounting principles; provided, however, that minor errors, such as clear clerical errors, or errors that would not cause a Core shareholders, etc. Adverse Effect on the Completion Guarantors do not constitute any breach of this (i).
(ii)    To the best knowledge of the Completion Guarantors, no change or subsequent event that causes a Core Shareholders, etc. Material Adverse Effect on the Completion Guarantors has occurred on or after the base date of the Financial Statements for the most recent Fiscal Year that were prepared by the Completion Guarantors.

(17)    Accuracy of information. To the knowledge of the Core Shareholders, etc., the documents relating to the Project submitted by Core Shareholders, etc. to the Loan-Related Parties, of which Core Shareholders, etc. were involved in the preparation, have not contained any inaccurate statements or descriptions with respect to material facts that are necessary to make the statements therein (excluding estimates and forward-looking statements) not misleading, and have not omitted statements of such facts, except such as would not cause a Core Shareholders, etc. Material Adverse Effect.

Article 3    Core Shareholders, etc.’s Covenants
Each Core Shareholder, etc. covenants to the Loan-Related Parties that it will comply with the following Items on or after the date of execution of this Letter until such time as the lending obligations of the Lenders under the Credit Agreement cease to exist and any and all Senior Obligations have been repaid. For the avoidance of doubt, with respect to the matters related to the Core Shareholders, etc. collectively, each Core Shareholder, etc. is only required to comply with the items related to such Core Shareholder, etc., and no Core Shareholder, etc. shall be obligated to cause any other Core Shareholders, etc. to comply with the following Items. The Core Shareholders, etc. may cause the Borrower to submit documents or notification, but failure of the Borrower to do so shall not relieve the Core Shareholders, etc. of such obligation to make submission or notification.
(1)    Prohibition of disposal of the shares of the Borrower. Except as (i) pursuant to security interests becoming effective by operation of the Laws, etc., (ii) permitted or contemplated under the Finance-Relevant Documents, and (iii) necessary for compliance with laws and regulations or for the maintenance of Material Permits, etc., the Core Shareholders shall not transfer, pledge or otherwise dispose of the shares of the Borrower held by the Core Shareholders to a third party (“Transfer, etc.” in this Item); provided, however, that in the event of a Transfer, etc. of the shares of the Borrower to a third party for the purpose of compliance with laws and regulations or for the maintenance of Material Permits, etc. (for the avoidance of doubt, excluding such Transfer, etc. as permitted or contemplated under the other provisions of the Finance-Relevant Documents), the Core Shareholders shall, to the extent such Core Shareholder has discretion in selecting a counterparty of the Transfer, etc., obtain the prior consent of the Loan-Related Parties regarding the selection of such counterparty (provided, however, that the Loan-Related Parties shall not unreasonably refuse, withhold, or delay such consent).
(2)    Not to file a petition for the Bankruptcy, etc. against the Borrower
(i)    The Core Shareholders, etc. shall not file a petition or an application for commencement of the Bankruptcy, etc. with respect to the Borrower, and shall not cooperate with any third party in filing such petition or application.
(ii)    The Core Shareholders, etc. shall not dissolve the Borrower.

(3)    Compliance with, and no-amendment, etc. of, the Core Shareholders, etc.-Relevant Documents
(i)    The Core Shareholders, etc. shall execute the Core Shareholders, etc.-Relevant Documents in a form and substance reasonably satisfactory to the Loan-Related Parties not later than the date as specified in the Credit Agreement, and maintain (except where any agreement not required for the Project at that time expires or terminates upon achievement of the Project’s objectives) and comply with them, except to the extent non-compliance with the foregoing would not cause a Core Shareholders, etc. Material Adverse Effect.
(ii)    The Core Shareholders, etc. shall not amend or modify any Core Shareholders, etc.-Relevant Document in any material respects, except (i) where the Loan-Related Parties give prior written consent (the Loan-Related Parties shall not unreasonably refuse, withhold, or delay such consent), (ii) where contemplated or permitted under the Finance-Relevant Documents, and (iii) where non-compliance with the foregoing would not cause a Core Shareholders, etc. Material Adverse Effect.
(iii)    Except for the Security Interests and any security interest which shall automatically become effective by operation of the Laws, etc. and unless otherwise contemplated or permitted under the Finance-Relevant Documents, the Core Shareholders, etc. shall not assign, waive, or create a security on, or otherwise dispose of, their rights, obligations or status under the Core Shareholders, etc.-Relevant Documents (including, but not limited to, creation of the right to complete the assignment of the contractual status), except to the extent non-compliance with the foregoing would not cause a Core Shareholders, etc. Material Adverse Effect.
(iv)    Except for the Security Interests, and unless contemplated or permitted in the Finance-Relevant Documents, the Core Shareholders, etc. shall not consent to assignment or waiver of, creation of a security on, or otherwise disposal of, their rights, obligations or status under the Core Shareholders, etc.-Relevant Documents (including, but not limited to, creation of the right to complete the assignment of the contractual status) by the other party to the Core Shareholders, etc.-Relevant Documents, or modification or amendment (except to the extent non-compliance with the foregoing would not cause a Core Shareholders, etc. Material Adverse Effect) or cancellation of the Core Shareholders, etc.-Relevant Documents by the other party thereto.

(4)    Support for the Borrower’s implementation of the Project. The Core Shareholders, etc. shall provide the Borrower with reasonable operational support, to the extent practically and reasonably possible, in order that the Borrower may comply with and perform its obligations under the Related Agreements and implement the Project (including support for transfer, etc. of personnel and know-how necessary to develop a system so that there would have no material effect on the Borrower’s Business Plan, etc. on or after the Full Opening Date even in a situation where continued support by the Core Shareholders, etc. is not expected due to bankruptcy, etc. of the Core Shareholders, etc.). For the avoidance of doubt, such support shall not include or imply any commitment of financial support or guarantee obligation to be provided by the Core Shareholders, etc. to the Borrower.
(5)    Antisocial Forces or Antisocial Activities. Neither the Core Shareholders, etc. nor their respective officers shall fall under the definition of Antisocial Forces, nor engage in, nor cause any third party to engage in, any Antisocial Activities. In addition, the Core Shareholders, etc. shall establish and maintain a framework reasonably deemed sufficient to maintain such condition and to ensure integrity.
(6)    AML Framework. The Core Shareholders, etc. shall provide the Borrower with operational support to the extent reasonable in order that the Borrower may establish the AML Framework no later than the opening of the Casino Facilities, maintain it, and establish a framework necessary for obtaining, maintaining and renewing the license for the Casino Business (including a framework reasonably deemed sufficient to ensure suitability).
(7)    Provision of performance guarantee, etc. The Core Shareholders, etc. shall cause the Borrower to perform the deposit for (i) the performance guarantee to Osaka Prefecture in the amount required pursuant to Section 7, Paragraph 1 of the Implementation Agreement (provided, however, that if such amount is reduced pursuant to the Implementation Agreement, the Core Shareholders, etc. shall cause the Borrower to perform the deposit for the amount so reduced) and (ii) the contract deposit to Osaka City in the amount equivalent to the rent for sixty six (66)-months pursuant to Section 12, Paragraph 1 of the Fixed-term Land Lease Agreement for Business Purpose.
(8)    Measures against gambling addiction, etc. The Core Shareholders, etc. shall provide the Borrower with operational support to the extent reasonable (including the provision of knowledge) in order that the Borrower may implement the policies and measures necessary for the Borrower to appropriately take gambling addiction countermeasures under the Borrower-Relevant Documents.
(9)    Substitute plan. Prior to the arrival of the Full Opening Date, (i) in the case of occurrence of the Bankruptcy, etc. or dissolution of any Core Shareholder, etc. or specific and credible threat of the foregoing, or (ii) in the event that the Loan-Related Parties reasonably determine that there will certainly be a material adverse effect on the Core Shareholders, etc. transferring necessary personnel and know-how to the Borrower, the Core Shareholders, etc. shall, upon reasonable request by the Loan-Related Parties and upon prior discussion with the Loan-Related Parties, submit a substitute plan to transfer necessary personnel and know-how from the Core Shareholders, etc. to the Borrower no later than the Full Opening Date. Such substitute plan must be such that the Loan-Related Parties may reasonably determine that it will not make the Project impossible or extremely difficult to be implemented.

(10)    Refinancing activity. If the Borrower implements the refinancing activity set forth in Article 11.1, Item (23) of the Credit Agreement, the Core Shareholders, etc. shall cooperate therewith to the extent reasonable and practicable. For the avoidance of doubt, the covenants of the Core Shareholders, etc. set forth in this Item shall not obligate the Core Shareholders, etc. to make certain payments, guarantee or enter into agreements relating to such refinancing activity.
(11)    Submission of documents. The Core Shareholders, etc. shall submit the following documents to the Facility Agent by the time of submission of the relevant documents; provided, however, that those that were already submitted under the Finance-Relevant Documents shall not be required to be submitted again unless there is any change. In addition, if a document specified below is disclosed on the Internet, the Core Shareholders, etc. may substitute the submission of the document by notifying, by itself or through the Borrower, the Facility Agent of such disclosure along with a verifiable URL, etc. For the Core Shareholders, etc., who are non-Japanese companies, it shall suffice to submit documents equivalent to or similar to the ones specified below, to the extent that such documents exist.
(i)    Audited annual Financial Statements of the Completion Guarantors and copies of the accounting auditor’s audit reports thereon. Those for the Fiscal Year ending in March 2024 and thereafter shall be submitted promptly after preparation thereof; provided, however, that the submission shall be within three (3) months after the end of the relevant Fiscal Year (provided, however, that in the case where such Completion Guarantor makes disclosures of the said documents at financial instruments exchanges or other institutions and it is permitted to disclose them after such submission due under the Laws, etc., exchange rules or other regulations, promptly after such disclosure).
(ii)    Semi-annual Financial Statements of the Completion Guarantors for each Fiscal Year (in the case where such Completion Guarantor prepares the Financial Statements on a quarterly basis, this refers to the Financial Statements for the second quarter). Those for the Fiscal Year ending in March 2024 and thereafter shall be submitted promptly after the preparation thereof; provided, however, that the submission shall be within three (3) months after the last day of the relevant First Semi-Annual Period (provided, however, that in the case where such Completion Guarantor makes disclosures of the said documents at financial instruments exchanges or other institutions and it is permitted to disclose them after such submission due under the Laws, etc., exchange rules or other regulations, promptly after such disclosure).

(iii)    Business reports of ORIX Corporation for each Fiscal Year. Those for the Fiscal Year ending in March 2024 and thereafter shall be submitted promptly after preparation thereof; provided, however, that the submission shall be within three (3) months after the last day of the relevant Fiscal Year.
(iv)    Certificates of all historical matters and certificates of seal impressions of the Core Shareholders, etc. (i) First time, they shall be submitted not later than ten (10) Business Days prior to the Proposed Drawdown Date for the first Loan, and (ii) thereafter, (a) with respect to the certificates of seal impressions, they shall be submitted promptly after any change occurs in the contents thereof, and (b) with respect to the certificates of all historical matters, they shall be submitted promptly after occurrence of any Core Shareholders, etc. Material Adverse Effect or after the Facility Agent notifies any Core Shareholder, etc. that they reasonably require confirmation.
(v)    Other documents that the Facility Agent and the Core Shareholders, etc. have discussed and agree to in good faith, as reasonably required for the preservation and mid-term monitoring of claims of the Loan-Related Parties. They shall be submitted by the agreed time of submission.
(12)    Notice. If the Core Shareholders, etc. recognize the occurrence of any of the following events, they shall promptly notify the Facility Agent of such event and the contents thereof:
(i)    except to the extent caused by any Loan-Related Party, the occurrence of a breach of representations and warranties, default (including a breach of covenants and other breach of obligations, but excluding such as would clearly only have a de minimis adverse effect on the performance of the Core Shareholders, etc.-Relevant Documents by the Core Shareholders, etc.), or an event of rescission, invalidity or cancellation or any other event of termination of agreements, in each case, as provided under the Core Shareholders, etc.-Relevant Documents and only to the extent such events are reasonably expected to cause a Core Shareholders, etc. Material Adverse Effect;

(ii)    the occurrence of any event of force majeure or change of the Laws, etc. that would pose a specific and credible threat of a Core Shareholders, etc. Material Adverse Effect;
(iii)    to such an extent as would pose a specific and credible threat of a Core Shareholders, etc. Material Adverse Effect, a litigation or other dispute relating to the Core Shareholders, etc., or a written notice, order, or guidance, etc. from a public office, tax office, court or other public agency (including the event of receipt of a content-certified mail or any other claim, request or the Notices, etc. from a third party, in writing, to the effect that any of such procedures may be taken);
(iv)    any change in the name, trade name, address, or representative director of the Core Shareholders, etc., or registered seal impression or any other matters notified to the Loan-Related Parties;
(v)    to such an extent as would pose a specific and credible threat of a Core Shareholders, etc. Material Adverse Effect, engaging in a merger, company split, share exchange, share transfer, share delivery, incorporation of holding company, stock repurchase, incorporation of subsidiaries, transfer or assignment of its business, amendment to the Articles of Incorporation (excluding changes incidental to an amendment of the Laws, etc.), management delegation of all or a material part of the Project, reduction of the amount of stated capital or capital reserve, or entity conversion; or
(vi)    any change in the principal business of the Core Shareholders, etc. in such a manner as would pose a specific and credible threat of a Core Shareholders, etc. Material Adverse Effect.
(13)    Compliance with the Laws, etc. The Core Shareholders, etc. shall comply with all the Laws, etc. applicable to the performance of the Core Shareholders, etc.-Relevant Documents by such Core Shareholders, etc.; provided, however, that any violation or breach of the Laws, etc. that would not cause a Core Shareholders, etc. Material Adverse Effect shall not constitute a breach of this Item. Further, any violation of such Laws, etc. shall not constitute a breach of this Item if it has been cured within ten (10) Business Days after the violation is identified. In such case, it shall be deemed that such violation does not constitute a breach of this Item during the cure period. Further, such violation shall not constitute a breach of this Item on the condition that such corrective action as is reasonably satisfactory to the Loan-Related Parties is taken, or is otherwise reasonably acknowledged by the Loan-Related Parties. In such case, during the period that is reasonably necessary to take such corrective action, it shall be deemed that no breach of this Item has occurred concerning the said event.

(14)    Obtaining and maintenance of the Permits, etc. The Core Shareholders, etc. shall obtain and implement the Permits, etc. that should be obtained or implemented by the Core Shareholders, etc. and are necessary for the execution and performance of the Core Shareholders, etc.-Relevant Documents by the Core Shareholders, etc. by the prescribed deadline, and maintain their validity to the extent reasonably required (excluding those waived by any Loan-Related Parties), for the period required to perform the Core Shareholders, etc.-Relevant Documents by the Core Shareholders, etc., renew them, and prevent occurrence of events of change or revocation thereof, except to the extent non-compliance with the foregoing would not cause a Core Shareholders, etc. Material Adverse Effect.
(15)    Cooperation for creation of security interests, etc. In the event that the Loan-Related Parties make a reasonable request regarding the creation, transfer, assignment, and foreclosure of the Security Interests (limited to those where the Core Shareholders, etc. become third party obligors of the secured receivables; hereinafter the same shall apply in this Item) and procedures for the Perfection, etc. related thereto, the Core Shareholders, etc. shall provide necessary cooperation to the extent reasonable; provided, however, that cooperation with the foreclosure of the Security Interests and the procedures for the Perfection, etc. related thereto shall be subject to the full satisfaction of the conditions described in the letter of consent to create receivables pledge relating to the Security Interests or the letter of consent on assignment of the contractual status pertaining to step-in option relating to the right to complete the assignment.
(16)    Foreclosure of share collateral. In the event that the Loan-Related Parties foreclose collateral created on the shares of the Borrower in accordance with the provisions of the share pledge agreement (including assignment through sale by private contract), the Core Shareholders, etc. shall, in accordance with the reasonable request of the person who acquired the shares through such foreclosure, endeavor to the extent legally, and practically and reasonably possible, to smoothly terminate the Borrower’s employment and other contractual relations with the employees and officers of the Borrower (or, after the Full Opening Date, the officers of the Borrower) sent or provided by the Core Shareholders, etc.
(17)    Notice and consultation. After the Core Shareholders, etc. recognize the occurrence of any of the events described in Item (12) and notify the Facility Agent of such event, if the Facility Agent so reasonably requests as it is reasonably expected that such event would cause a Core Shareholders, etc. Material Adverse Effect, the Core Shareholders, etc. shall consult in good faith with the Loan-Related Parties and the Borrower.
(18)    Consultation relating to implementation, etc. of the Project. When an Event of Default or a Potential Event of Default has occurred and is continuing, and if the Facility Agent so requests reasonably upon indicating that the preservation of claims is objectively and reasonably necessary, the Core Shareholders, etc. shall consult in good faith with the Loan-Related Parties and the Borrower.

(19)    Petition, etc. for compulsory execution against the Borrower. The Core Shareholders, etc. shall not initiate compulsory execution or preservative measures on the Borrower’s property in order to satisfy their own claims.
(20)    Obtaining title of obligation against the Borrower. The Core Shareholders, etc. shall not obtain the title of obligation against the Borrower through a settlement prior to filing a lawsuit, a settlement of a lawsuit, or preparation of a notarial deed which provides for no objection to execution or any other means.
(21)    Litigation acts, etc. against the Borrower. The Core Shareholders, etc. shall not file any lawsuits, preservation proceedings, compulsory execution proceedings, mediations, arbitrations or any other judicial proceedings against the Borrower.
(22)    Subordination of right to reimbursement, etc. The Core Shareholders, etc. shall not exercise the right to reimbursement, rights of subrogation, etc. or any other rights of the Core Shareholders, etc. against the Borrower acquired through the payment or performance by subrogation under the Finance-Relevant Documents and the Core Shareholders, etc.-Relevant Documents (for the avoidance of doubt, excluding the right to be acquired irrespective of the rights for personal interests (jieki-ken) or rights for common interests (kyoeki-ken) related to the shares of the Borrower or the Subordinated Loan Agreement, such as service fees for the services provided by the Core Shareholder, etc. to the Borrower, and the claims allowed to be repaid from the Release Account) on or before the Loan-Related Parties’ claims against the Borrower are fully paid.
(23)    Prohibition of set-offs. The Core Shareholders, etc. shall not set off their claims against the Borrower with their obligations owed to the Borrower.

Article 4    Completion Guarantee by Completion Guarantors
1.    Each Completion Guarantor severally guarantees (i) completion of construction of the Project in accordance with the Implementation Agreement and other Related Agreements, and (ii) the Borrower’s payment of the Construction Related Costs when due in proportion to its own Completion Guarantee Ratio. For the avoidance of doubt, the obligation of each Completion Guarantor under this Article shall not be deemed to be a guarantee of any Financial Indebtedness of the Borrower and shall not impose any liability on either Completion Guarantor for the obligations of the Borrower under the Finance-Relevant Documents.
2.    If it is reasonably anticipated that the Borrower will not be able to pay any Construction Related Costs by the due date specified in the Related Agreements, each Completion Guarantor shall make an additional contribution to the Borrower in an amount obtained by multiplying (i) an amount equal to such deficiency by (ii) its own Completion Guarantee Ratio through a contribution by subscription of shares of the Borrower, through a subordinated loan or through any other method agreed to by the Loan-Related Parties (provided, however, that the Loan-Related Parties shall not unreasonably refuse, withhold, or delay such agreement), by the time necessary for the payment obligations for such Construction Related Costs to be fulfilled in full on the relevant payment due date. For avoidance of doubt, the guarantee obligation of each Completion Guarantor under Article 4, Paragraph 1 shall mean an additional contribution set forth in this Paragraph.

3.    (i) If the Borrower terminates the Implementation Agreement pursuant to Article 99-2, Paragraph 1 thereof on the grounds of non-fulfillment of any of the conditions set forth in the items thereof, or (ii) if the lending obligations of the Lenders under the Credit Agreement cease to exist and any and all Senior Obligations have been repaid, the preceding two Paragraphs shall not apply after the effective date of such termination or such cessation and repayment completion.

Article 5    Subject Receivables
1.    The Core Shareholders, etc. hereby acknowledge to the Loan-Related Parties that the Subject Receivables, which such Core Shareholders, etc. hold against the Borrower, are as set forth in the following Items, and pledge that they shall not engage in any conduct in contrary to such Items in relation to said Subject Receivables from the execution date of this Letter until the full repayment of the Senior Obligations, except with the prior written consent of the Loan-Related Parties (the Loan-Related Parties shall not unreasonably refuse, withhold, or delay such consent):
(1)    In the event that a commencement order for the Legal Insolvency Proceedings is made for the Borrower before the Senior Obligations are fully paid, the Core Shareholders, etc. shall adhere to the following provisions:
(i)    Each time a distribution is made to the Core Shareholders, etc. in such Legal Insolvency Proceedings, the Core Shareholders, etc. shall, in accordance with reasonable instructions from the Facility Agent, purchase a portion of the face value of the Senior Obligations fixed in such Legal Insolvency Proceedings (the “Fixed Senior Receivables”) in an amount equal to said distribution (provided, however, that if the face value of the Fixed Senior Receivables is less than the distribution amount above, all portion of the Fixed Senior Receivables) in exchange for a consideration equal to such distribution amount (provided, however, that if the face value of the Fixed Senior Receivables is less than such distribution amount above, the face value of the Fixed Senior Receivables).

In such case, the Loan-Related Parties shall cooperate to the extent practically possible with the Core Shareholders, etc. in fulfilling perfection with respect to the assignment of such Fixed Senior Receivables and any other matters reasonably requested by the Core Shareholders, etc. in order to make the assignment of receivables effective. In addition, the Core Shareholders, etc. shall bear reasonable expenses required for such assignment of receivables. The Fixed Senior Receivables acquired by the Core Shareholders, etc. through the assignment of receivables pursuant to this Paragraph shall not be regarded as rights under the Credit Agreement, but shall be treated as subject to the restrictions imposed on the Subject Receivables under this Letter. Further, the Security Interests securing the payment of the Fixed Senior Receivables acquired by the Core Shareholders, etc. pursuant to this Paragraph, shall also be transferred to the Core Shareholders, etc., but the exercise of such Security Interests shall be treated as subject to the restrictions imposed on the exercise of the Security Interests by the Core Shareholders, etc. under this Letter; and
(ii)    The Core Shareholders, etc. shall file proofs of claims in such Legal Insolvency Proceedings in accordance with reasonable instructions from the Loan-Related Parties (to the extent that such instructions are reasonably necessary for the payment in full of the Senior Receivables, and whether or not following the instructions exceeding such extent shall be at the reasonable discretion of the Core Shareholders, etc.), and in the event that the Core Shareholders, etc. are granted various rights, such as voting rights, in the Legal Insolvency Proceedings, the Core Shareholders, etc. shall exercise their voting rights and other rights so as to reflect the purpose of this Letter and the Finance-Relevant Documents in the distribution schedule and the restructuring plan, etc., and shall implement measures reasonably practicable to the extent not contrary to the Laws, etc. (including filing of proofs of claims and exercising the voting rights for the Fixed Senior Receivables acquired through the assignment of receivables pursuant to (i) above);
(2)    Payment to the Subject Receivables shall be made in accordance with the Project Cash Flow Appropriation Regulations to the extent of the balance in the Release Account, and if the balance in the Release Account is insufficient to pay the Subject Receivables when due, payment of such amount of deficiency shall be deferred until it becomes possible to pay such amount from the balance in the Release Account, and such deferral shall not be deemed a default by the Borrower and no interest or default interest shall accrue in respect of such unpaid amount; provided, however, that if reasonable instructions from the Loan-Related Parties are provided in accordance with Item (1)(ii) above, notwithstanding this Item, it shall be sufficient to comply with such reasonable instructions;

(3)    The Core Shareholders, etc. shall not, without the prior consent of the Loan-Related Parties, create any security interest securing the payment of the Subject Receivables or accept any guarantee (including assumption of obligation or assumption of performance) securing the payment of the Subject Receivables. The Loan-Related Parties shall not unreasonably refuse, withhold, or delay such consent;
(4)    The Core Shareholders, etc. shall not collect payment of the Subject Receivables by set-off, and shall not receive any payment, etc. for the Subject Receivables from any third party and shall not demand payment by, or receive payment from, the Borrower or other third parties; and
(5)    The Core Shareholders, etc. may not accelerate the Subject Receivables for any reason until all of the Senior Receivables have been fully paid.
2.    From the execution date of this Letter until the Senior Obligations have been fully paid, if the Core Shareholders, etc., in breach of any of the Items of the preceding Paragraph, receive payments for the Subject Receivables or collect the Subject Receivables by set-off from the Borrower, such payments or set-off shall not be valid and the Subject Receivables shall restore to the amount before such payments or set-off, and the Core Shareholders, etc. shall immediately deliver to the Loan-Related Parties through the Facility Agent the amount of such payment or set-off (upon such delivery, the Borrower’s right to demand return of such amount from the Core Shareholders, etc. shall be extinguished, and in this case, the Subject Receivables in an amount equal to the amount so delivered by the Core Shareholders, etc. to the Loan-Related Parties shall be still outstanding). The Loan-Related Parties shall be entitled to apply the received amount to the payment for the Senior Receivables in accordance with the Credit Agreement.
3.    The Core Shareholders, etc. shall not object that the Loan-Related Parties may, in accordance with the Finance-Relevant Documents, change the amount of principal, interest, default interest or other payment, or payment dates of the Senior Receivables, grant a grace period, or change any other Senior Receivables or the Finance-Relevant Documents. In addition, such change, etc., shall not affect the subordination of the Subject Receivables against the Senior Receivables as set forth in this Letter.

Article 6    Indemnification Liability of Core Shareholders, etc.
The Core Shareholders, etc. shall indemnify the Loan-Related Parties against their direct damages, losses, expenses, etc. within the scope of reasonable and probable legal causation, due to any of the following reasons:
(1)    Fraud, etc. The Core Shareholders, etc. embezzle or misappropriate money held by the Borrower in connection with the transactions contemplated in the Related Agreements, fraudulently or intentionally, or knowingly and tacitly allowed that a third party embezzles or misappropriates the moneys;

(2)    Petition for bankruptcy, etc. The Core Shareholders, etc. file a petition or an application for the commencement of the Bankruptcy, etc., of the Borrower, or make the Borrower dissolved, in breach of their covenants under this Letter;
(3)    Violation of the Laws, etc. due to willful misconduct or gross negligence. The Core Shareholders, etc. violate the Laws, etc. applicable in connection with the performance of the Core Shareholders, etc.-Relevant Documents and implementation of the Project due to willful misconduct or gross negligence of the Core Shareholders, etc.;
(4)    Misrepresentation due to willful misconduct or gross negligence. The Core Shareholders, etc. make false representations and warranties in material respects in the Core Shareholders, etc.-Relevant Documents due to willful misconduct or gross negligence of the Core Shareholders, etc.; or
(5)    Damage or disposition of assets subject to security by any act or omission. The Core Shareholders, etc. damage, or dispose of, any asset subject to the Security Interests by any act or omission due to willful misconduct or gross negligence of the Core Shareholders, etc., except as contemplated or permitted by the Related Agreements.

Article 7    Foreclosure of Security Interests and Handling of Proceeds of the Utilization
1.    With respect to the Security Interests, the Loan-Related Parties may foreclose or exercise the Security Interests in accordance with the provisions of the Loan-Related Parties Agreement upon the occurrence of any event of foreclosure of such Security Interests, as set forth in the Security Documents related to such Security Interests, or in the event of any exercise of the right to complete the provisional assignment of the contractual status.
2.    The proceeds from the sale of the collateral or the collected amount and other money received by the Loan-Related Parties as a result of foreclosure of the Security Interests, or the amount equal to the appraisal value of the collateral by the Loan-Related Parties, shall be appropriated to the Senior Obligations in accordance with the provisions of the Loan-Related Parties Agreement, and any surplus after such appropriation, if any, shall be returned to the Borrower (or, if the grantor of such Security Interests is a Security Provider other than the Borrower, such Security Provider).

Article 8    Expenses, etc.
Various expenses and the Taxes and Public Charges for this Letter shall be borne by the Borrower in accordance with the provisions of Article 7.1 and Article 7.2 of the Credit Agreement to the extent separately agreed to by the Borrower and the Facility Agent, except as otherwise provided herein.

Article 9    Transfer
1.    Except where implemented in conjunction with the disposition of the Borrower’s shares as contemplated or permitted in the Finance-Relevant Documents, none of the Core Shareholders, etc. nor the Borrower may transfer (for the avoidance of doubt, excluding transfer by operation of law), create security interest on, or otherwise dispose of, all or part of its rights, obligations or contractual status under this Letter without the prior written consent of the Loan-Related Parties (the Loan-Related Parties shall not unreasonably refuse, withhold, or delay such consent).
2.    If all or part of the rights, obligations and contractual status of any Loan-Related Party under the Finance-Relevant Documents are assigned or transferred pursuant to the provisions of the Finance-Relevant Documents, all or part of the rights, obligations and contractual status under this Letter held by such Loan-Related Party shall also be assigned or transferred to the relevant transferee, and other Loan-Related Parties, the Core Shareholders, etc. and the Borrower hereby consent in advance to such assignment or transfer and shall cooperate, to the fullest extent practically reasonable, in the procedures required therefor. It is confirmed in advance that, in such case, this Letter shall also inure to the benefit of such transferee.

Article 10    Notice, etc.
1.    Unless otherwise provided, any notice, request, consent, or approval, etc. under this Letter (“Notice, etc.”) shall be given in writing, by facsimile transmission, or by electronic mail (including sending an electronic mail containing (i) an electromagnetic record, or (ii) information necessary to access to the electromagnetic record stored in a large file transmission service; hereinafter the same in this Article) or in any other electronic or magnetic means (or in writing if it is expressly required in this Letter), specifically indicating that it is given pursuant to this Letter, and shall be given to the address of the recipient(s) as set forth in Exhibit 19 of the Credit Agreement (regarding the Core Shareholders, etc., their address shall be those separately notified to the Facility Agent by each Core Shareholder, etc. In addition, in the case of electronic mail address or registration information for any other electronic or magnetic means, each party shall separately notify the Facility Agent.) either (i) by personal delivery, (ii) by registered mail or courier service, (iii) by facsimile transmission, (iv) by electronic mail or (v) in any other electronic or magnetic means; provided, however, that with respect to any Notice, etc. given (iii) by facsimile transmission, (iv) by electronic mail or (v) in any other electronic or magnetic means, the receipt of such Notice, etc. by the recipient(s) shall be confirmed (including, but not limited to, confirmation by telephone or electronic mail).
2.    Each party to this Letter may change the address set forth in the preceding Paragraph by giving a notice of change of address to the Facility Agent. The address after change shall apply from three (3) days after the date of receipt of such notice of change of address by the Facility Agent.

3.    The Notice, etc. under Paragraph 1 shall be deemed to have been delivered at the time: in the case of a document in paper form, when it is actually received; in the case of facsimile transmission, when the receipt is confirmed on the sender’s facsimile machine; in the case of electronic mail, when it is received; in the case of any other electronic or magnetic means, when it is made available for the recipient to view through telecommunication line, etc. and the recipient is notified to such effect by electronic mail; and in the case of any other methods, when it is actually received; provided, however that if any Notice, etc. to be given under this Letter is delayed or not delivered as a result of the failure to give the notice of change of address set forth in the preceding Paragraph, such Notice, etc. shall be deemed to have been delivered as of the date and time when it should have been received under normal circumstances.
4.    Unless otherwise provided, any Notice, etc. from any Loan-Related Party to any Core Shareholder, etc. or the Borrower related to this Letter shall be made through the Facility Agent. None of the Loan-Related Parties other than the Facility Agent shall make any Notice, etc. directly to a Core Shareholder, etc. or the Borrower in relation to this Letter, and any such Notice, etc. made not through the Facility Agent shall have no effect.
5.    Unless otherwise provided, any Notice, etc. from any Core Shareholder, etc. or the Borrower to any Loan-Related Party related to this Letter shall be made through the Facility Agent, and such Notice, etc. shall be deemed to have been delivered from such Core Shareholder, etc. or the Borrower to all Loan-Related Parties at the time when it is delivered to the Facility Agent. None of the Core Shareholders, etc. nor the Borrower shall make any Notice, etc. directly to the Loan-Related Parties other than the Facility Agent in relation to this Letter, and any such Notice, etc. made not through the Facility Agent shall have no effect.

Article 11    Confidentiality
Each party to this Letter hereby agrees to maintain confidentiality with respect to the existence, conditions and contents of, and any information made available to it by or in connection with, this Letter and any agreements or other documents relating thereto (excluding (i) any information that was lawfully possessed by such party prior to the receipt by such party, (ii) any information that had already been in the public domain prior to the receipt by such party, (iii) any information that entered the public domain after the receipt by such party without any fault of such party, (iv) any information lawfully obtained by such party from a duly authorized third party without owing confidentiality obligations, and (v) any information independently developed by such party without reference to the information received), and shall not disclose any such information to any third party without the prior written consent of the other parties (the other parties shall not unreasonably refuse, withhold, or delay such consent), and shall not use such information for any purpose other than the purposes set forth in or related to this Letter and the purpose of performance of the ordinary business of the Lenders (including credit examination and credit management); provided, however, that in the case set forth in each Item below, such information may be disclosed to the persons as set forth in the relevant Item, and if such information is disclosed under Item (1) or (2) below, the fact of such disclosure and the information so disclosed shall be promptly notified to the other parties to the extent not violating the Laws, etc. and to the extent practicably possible:

(1)    disclosure is forced or required by any competent authority, court or other public institution (including any financial instruments exchange, financial instruments firms association, certified investor protection organization, the Bank of Japan, and other self-regulation organization, as well as similar institution outside Japan) (with respect to the Borrower, including cases where any of the shareholders of the Borrower or its parent company is forced or required to make a disclosure by these public institutions);
(2)    disclosure to a third party is required under the Laws, etc. (including foreign Laws, etc.) or the listing agreements to which any of the shareholders of the Borrower or its parent company is a party (with respect to the Borrower, including cases where any of the shareholders of the Borrower or its parent company is required to make such disclosure);
(3)    disclosure to a third party is required for the purpose of exercising rights and performing obligations under the Related Agreements (including the case where disclosure is made to a person who intends to acquire contractual status of the Borrower under the Borrower-Relevant Documents or all or part of the shares of the Borrower by exercise of the Security Interest) (limited to the case where the same duty of confidentiality as set forth in this Article is imposed on such third party);
(4)    disclosure is made to any of the Shareholder, its parent company, subsidiaries or affiliates;
(5)    disclose is made to any of the officers, employees, attorneys, certified public accountants, licensed tax accountants or advisors, etc. of a party hereto, any Shareholder, its parent company, subsidiaries or affiliates, or their respective officers, employees, attorneys, certified public accountants, licensed tax accountants, advisors, etc.; provided, however, that the same duty of confidentiality as set forth in this Article shall be imposed on the recipient (except where the recipient owes a duty of confidentiality under the Laws, etc.);
(6)    disclosure is made to any person considering providing a loan to or investing in the Borrower, any of the Minority Shareholders, or their respective officers, employees, attorneys, certified public accountants, licensed tax accountants or advisors, etc.; provided, however, that the same duty of confidentiality as set forth in this Article shall be imposed on the recipient (except where the recipient owes a duty of confidentiality under the Laws, etc.);
(7)    disclosure is made to any Transferred Lender as defined in Article 16.2 of the Credit Agreement (including potential Transferred Lenders) or any person acquiring participating interest in the Loan Receivables (including potential acquirers), or to any of their respective officers, employees, attorneys, certified public accountants, licensed tax accountants or advisors, etc. to the extent necessary for them to consider acquisition of the Receivables, etc. Subject to Transfer or participating interest; provided, however, in either case, that the same duty of confidentiality as set forth in this Article shall be imposed on the recipient (except where the recipient owes a duty of confidentiality under the Laws, etc.); or

(8)    disclosure is made to any judicial scrivener, etc. for creating the Security Interests and ensuring of the Perfection, etc.

Article 12    Priority with the Credit Agreement
In the event of any conflict or discrepancy between the provisions of this Letter and the provisions of the Credit Agreement, as between the parties of this Letter, the provisions of the Credit Agreement shall be construed in accordance with the purpose of the provisions of this Letter. In the event the conflict or discrepancy is not resolved by such construction, the provisions of this Letter shall take precedence over the Credit Agreement.

Article 13    Governing Law and Jurisdiction
This Letter shall be governed by the laws of Japan, and the Tokyo District Court shall be the competent court of first instance with exclusive jurisdiction over any disputes arising in connection with this Letter.

Article 14    Consultation
In the event that any matter not set forth in this Letter or any doubt with respect to the interpretation of this Letter arises among the parties, each party of this Letter hereto shall hold consultations through the Facility Agent and determine how to deal with the same.

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IN WITNESS WHEREOF, one original of this Letter has been executed, the representatives, or any agent of such representatives, of the Facility Agent on behalf of the Loan-Related Parties, the Core Shareholders, etc. and the Borrower have affixed their names and seals or signatures hereto, and MUFG Bank, Ltd. as the Facility Agent shall retain such original. Furthermore, the Loan-Related Parties other than the Facility Agent, the Core Shareholders, etc. and the Borrower shall receive a copy hereof from the Facility Agent.

March 29, 2024

Establishment/Operation Business of the Specified Integrated Resort in Yumeshima Area of Osaka
Core Shareholders, etc. Support Letter

Facility Agent
on behalf of the Loan-Related Parties:

2-7-1 Marunouchi, Chiyoda-ku, Tokyo
MUFG Bank, Ltd.
Head of Solution Products Division
Masayuki Fujiki
[seal]

/s/ MUFG Bank, Ltd. (Seal of MUFG Bank, Ltd.)
(MUFG Bank, Ltd.)

Establishment/Operation Business of the Specified Integrated Resort in Yumeshima Area of Osaka
Core Shareholders, etc. Support Letter

Core Shareholder, etc.:

2-4-1 Hamamatsu-cho, Minato-ku, Tokyo
ORIX Corporation
Makoto Inoue, President
[seal]

/s/ ORIX Corporation (Seal of ORIX Corporation)
(ORIX Corporation)

Establishment/Operation Business of the Specified Integrated Resort in Yumeshima Area of Osaka
Core Shareholders, etc. Support Letter

Core Shareholder, etc.:

1-1-1 Otemachi, Chiyoda-ku, Tokyo
Otemachi Park Building 6F
MGM Resorts Japan LLC
MGM Japan Holdco LP, Representative Equityholder
Edward Bowers, Operating Officer
[seal]

/s/ MGM Resorts Japan LLC (Seal of MGM Resorts Japan LLC)
(MGM Resorts Japan LLC)

Establishment/Operation Business of the Specified Integrated Resort in Yumeshima Area of Osaka
Core Shareholders, etc. Support Letter

Core Shareholder, etc.:

3600 Las Vegas Boulevard South
Las Vegas, Nevada, U.S.A.
MGM Resorts International
[signature]

/s/ William J. Hornbuckle
Name: William J. Hornbuckle
Title: Chief Executive Officer and President
    (Principal Executive Officer)

Establishment/Operation Business of the Specified Integrated Resort in Yumeshima Area of Osaka
Core Shareholders, etc. Support Letter

Borrower:
3-3-23 Nakanoshima, Kita-ku, Osaka-shi, Osaka
Osaka IR KK
Edward Bowers, Representative Director
[seal]
Toyonori Takahashi, Representative Director
[seal]

/s/ Osaka IR KK (Seal of Osaka IR KK)
(Osaka IR KK)

Exhibit 1
List of Loan-Related Parties

1.    Senior Loan Lenders
The financial institutions listed in paragraph 1, Exhibit 1 of the Credit Agreement

2.    VAT Loan Lenders
The financial institutions listed in paragraph 2, Exhibit 1 of the Credit Agreement

3.    Revolving Loan Lenders
The financial institutions listed in paragraph 3, Exhibit 1 of the Credit Agreement

4.    Facility Agent
MUFG Bank, Ltd.

5.    Security Agent
Sumitomo Mitsui Banking Corporation

Exhibit 1